SUMMIT INVESTMENT PARTNERS, INC.
                         CODE OF ETHICS

1.   Definitions
     1.1 Adviser. As used in this Code, "Adviser" shall mean Summit Investment Partners, Inc., an Ohio corporation registered as an investment adviser under the Investment Advisers Act of 1940.
     1.2 Client. As used in this Code, "Client" shall mean any investment company, financial institution or other company or person for whom the Adviser acts as an investment adviser as that term is defined in the Investment Advisers Act of 1940.
     1.3 Access Person. As used in this Code, the term "access person" shall mean any director, officer or advisory person of the Adviser.
     1.4 Portfolio Manager. As used in this Code, the term "portfolio manager" shall mean any officer or employee of the Adviser entrusted with the direct responsibility and authority to make investment decisions affecting any Client.
     1.5 Investment Person. As used in this Code, the term "investment person" shall mean any officer or employee of the Adviser who is a portfolio manager or who, with respect to any Client, provides information or advice to a portfolio manager or assists in the execution of the portfolio manager's decisions.
     1.6 Advisory Person. As used in this Code, the term "advisory person" shall mean (i) any officer or employee of the Adviser, including any portfolio manager or investment person, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Client, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a Client with regard to the purchase or sale of a security.
     1.7 Active Consideration. A security will be deemed under "active consideration" when a recommendation to purchase or sell a security has been made and communicated to the person or persons ultimately making the decision to buy or sell the security. A security will also be deemed under "active consid eration" whenever a portfolio manager focuses on a specific security and seriously considers recommending to, or executing for, a Client a transaction in the security. A security will be deemed under "active consideration" until the recommendation is implemented or rejected or a portfolio manager decides not to recommend or execute a transaction in the security to a Client. A security will not be deemed under "active consideration" if the security is being reviewed only as part of a general indus try survey or other broad monitoring of the securities markets.
     1.8 Beneficial Ownership. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is a "beneficial owner" as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.
     1.9 Control. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.
     2.0 Security. "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include securities which are direct obligations of the United States and, for all purposes other than reporting pursuant to paragraphs 8.1 through 8.3 of Section 8., bankers' acceptances, bank certificates of deposit, commer cial paper and shares of registered open-end investment compa nies.
     2.1 Additional Definitions. All other terms used in this Code shall be defined by reference to the Investment Company Act of 1940 or the Securities Exchange Act of 1934.

2.   Purpose of the Code
     This Code is designed to prevent certain practices by access persons in connection with the purchase or sale of a security held or to be acquired by a Client. These include:
     (a) employing any device, scheme or artifice to defraud a Client;
     (b) making any untrue statement of a material fact or omitting to state a material fact that renders state ments made to a Client misleading;
     (c) engaging in any act, practice, or course of business that acts as a fraud or deceit upon a Client; or
     (d) engaging in any manipulative practice with respect to a Client.
     In furtherance of this purpose, all access persons in executing personal securities transactions should at all times
(i) place the interests of Clients first, (ii) avoid any actual or potential conflict of interest, (iii) not abuse their posi-

tions of trust and responsibility and (iv) not otherwise take inappropriate advantage of their positions.

3.   Prohibited Purchases and Sales
     3.1 No investment person shall purchase, directly or indirectly, in an initial public offering any security in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership.
     3.2 No investment person shall purchase, directly or indirectly, in a private placement any security in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership without the prior written approval of Steven R. Sutermeister or John F. Labmeier. If such a purchase is made, the investment person must disclose thereafter his or her position in the issuer of the security whenever he or she is involved to any material extent in any subsequent consideration by or on behalf of a Client of an investment in such issuer, and the determination of whether to make such investment must be made or reviewed by investment persons having no personal interest in the issuer.
     3.3 No officer of the Adviser or advisory person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership on a day that any Client has a pending "buy" or "sell" order in the same security until the order is withdrawn or executed.
     3.4 No portfolio manager shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership within a period of seven calendar days before or after any transaction in such security by or on behalf of any Client that he or she manages. In the event of such purchase or sale by the portfolio manager within the prescribed period, the purchase or sale shall, if practicable, be rescinded or, if rescission shall not be practicable, any profits realized on such purchase or sale shall be forfeited to the Client.
     3.5 No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership that to his or her actual knowledge at the time of such purchase or sale:
          (a) is currently under active consideration for pur chase or sale by a Client; or
          (b) is being purchased or sold by a Client until a period of five business days has elapsed from the date activity ceased in the purchase or sale of such security by the Client.
     3.6 The prohibitions in paragraph 3.5 above shall apply to the purchase or sale by any access person of any convertible security, option or warrant of any issuer whose underlying securities are under active consideration by or for a Client.
     3.7 The prohibitions of this Section 3. shall not apply to purchases and sales specified in Section 5. of this Code.

4.   Short-Term Trading
     4.1 No investment person shall profit from the purchase and sale or sale and purchase of the same or equivalent security within any 60 calendar-day period unless it is subsequently determined by the board of directors of the Adviser that in light of all the surrounding circumstances application of this sanction is not warranted. In the event of such transactions by an investment person within the prescribed period, the later transaction shall, if practicable, be rescinded or, if rescis sion shall not be practicable, any profits realized on the transactions shall be forfeited to any charitable organization selected by the Adviser.
     4.2 The sanctions of this Section 4. shall not apply to purchases and sales specified in Section 5. of this Code.

5.   Exempted Transactions
     The prohibitions in Sections 3. and 4. of this Code shall not apply to the following transactions by access persons:
     (a) purchases or sales effected in any account over which an access person has no direct or indirect influence or control;
     (b) purchases or sales of securities which are not eligi ble for purchase or sale by any Client;
     (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and the sales of the rights so acquired;
     (d) purchases or sales which are non-volitional on the part of either the access person or the Client; and
     (e) purchases which are part of an automatic dividend reinvestment plan.

6.   Prohibited Business Conduct
     6.1  No access person shall, either directly or indirectly:
          (a) engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with the Adviser.
          (b) communicate non-public information about security transactions of Clients whether current or pro spective, to anyone unless necessary as part of the regular course of a Client's business. Non-public information regarding particular securi ties must not be given to anyone who is not an officer or director of the Client or the Adviser without prior approval of the President of the Client or the President of the Adviser.
          (c) accept a gift, favor, or service of significant value from any person or company which, to the actual knowledge of such access person, does business or might do business with any Client or the Adviser.
          (d) buy or sell any security or any other property from or to a Client, provided that this item shall not be construed to prohibit a person from being a policy owner of a variable annuity or life insurance policy which is funded or issued by a Client.
     6.2 No investment persons shall serve on the board of directors of any company, excluding registered open-end invest-

ment companies, which is subject to the reporting obligations of
Section 12 or 15 of the Securities Exchange Act of 1934 Act.

7.   Pre-Clearance
     No officer of the Adviser or advisory person shall effect any transaction in a security in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership without the prior written approval of Steven R. Sutermeister or John F. Labmeier; provided, however, that no person shall be required to pre-clear a transaction (i) effected for any account over which such person has no direct or indirect influence or control, (ii) which is non-volitional on the part of such person or (iii) which is part of an automatic dividend reinvestment plan.

8.   Reporting
     8.1 Every access person shall report to the Board of Directors any transaction in a security in which he or she has, or by reason of such transaction acquires, any direct or indi rect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which he or she has no direct or indirect influence or control.
     8.2 A transaction shall be reported not later than 10 days after the end of the calendar quarter during which the transac-

tion was effected.
     8.3  Any reports required by this section shall state:
          (a)  the title and amount of the security involved;
          (b) the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposi tion);
          (c)  the price at which the transaction was effected;
               and
          (d) the name of the broker, dealer or bank with or through whom the transaction was effected.
     A copy of the broker-dealer's confirmation of the transac-

tion may be submitted in lieu of the required report.
     The report may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the access person making the report has any direct or indirect beneficial ownership in the security.
     8.4 All access persons shall direct the brokers or dealers effecting their personal securities transactions to supply to a designated compliance official of the Adviser duplicate copies of trade confirmations and copies of periodic account state ments.

9.   Additional Compliance Requirements
     9.1 Every investment person upon commencement of employ ment with the Adviser and thereafter on an annual basis shall disclose in writing to the Adviser all of his or her personal securities holdings.
     9.2 Every access person aware of any violation of this Code shall report the violation to the Board of Directors of the Adviser in an expedient fashion.
     9.3 Every access person shall certify on an annual basis that he or she has (i) read and understands this Code and recog-

nizes that he or she is subject to the Code and (ii) complied with all requirements of the Code to which he or she is subject and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the require ments of the Code.

10.  Sanctions
     Upon learning of a violation of this Code, the Board of Directors of the Adviser may impose any sanction as it deems appropriate under the circumstances, including, but not limited to, letters of reprimand, suspension of employment, or termina-

tion of employment.

11.  Annual Report to Investment Company Clients
     The Adviser shall report at least annually to the board of directors of each investment company Client which report shall summarize existing procedures concerning personal investing and any changes in procedures during the year, identify any viola-

tions requiring significant remedial action during the year and identify any recommended changes in exiting restrictions or procedures. The Adviser shall also report to the directors on a timely basis of any significant remedial action taken by the Adviser in response to violations of the Code.